Exhibit 6.1

PURCHASE AGREEMENT

By and Between:

ECGI Holdings, Inc.

and

Northern California Holdings, Inc.

This Purchase Agreement (the “Agreement”) is entered into on this 20th of January 2021 (the “Effective Date”) by and between ECGI Holdings, Inc., a Nevada corporation and a publicly traded entity on the over the counter market with trading symbol of ECGI (the “Purchaser”) and Northern California Holdings, Inc., a Wyoming corporation, and specifically including certain wholly owned or partially owned subsidiaries or other entities (the “Seller”).

The Purchaser and the Seller are collectively referenced herein as the Parties.

WHEREAS, the Seller, via a wholly owned subsidiary, Mount Fire 29 Corp., is the owner of the real property located in Lake County, California, having title to a 1,742,400 square foot farm with a house of 2,175 square feet (the “Property”). The property is located within the inclusion zone suitable for cannabis cultivation. Please see preliminary report for further description.

WHEREAS, Purchaser wishes to acquire the Property from the Seller for valuable consideration,

WHEREAS, Seller is wishes to sell the Property to the Purchaser for valuable consideration.

NOW THEREFORE, The Seller and the Purchaser agree to the following terms of the purchase of the Property, as outlined below.

1. Terms of Purchase

1.1 The Purchaser shall acquire the Property by acquisition of 100% of the ownership interests in Mount Fire 29 Corp from Seller as of the Effective Date for cash (the “Cash Component”) and common shares of the Purchaser (the “Common Share Component”).

1.2 Title to the Property shall pass from the Seller to the Purchaser by way of acquisition of the Mount Fire 29 Corp shares as of the Effective Date.

1.3 The Cash Component shall be Three Million Five Hundred Thousand United States Dollars ($3,500,000) due and payable as follows:

Within ten (10) days of the Effective Date, the Purchaser shall pay the Seller Two Hundred Fifty Thousand United States Dollars ($250,000) in cash.

Within twenty (20) days of the Effective Date, the Purchaser shall pay the Seller Three Hundred Fifty Thousand United States Dollars ($350,000) in cash.

Within in ninety (90) days of the Effective Date, the Purchaser shall pay the Seller Two Million Nine Hundred Thousand United States Dollars ($2,900,000) in cash.

1.4 Default. Any default of the provisions outlined in this Agreement, including the payment terms outlined in Section 1, shall be considered a Default of the Agreement with a remedy of immediate acceleration of all payments, which shall be due and payable in full as of the Default, including the addition of default interest penalties (the “Default Interest”). The amount or’ Default futerest shall be one percent (1%) compounded interest for each thirty (30) days of any and all outstanding balances.

Should any party to this Agreement default in any of the covenants, conditions, or promises, including the payment terms contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney’s fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of California.

2. Representations and Warranties

2.1 Seller’s Existence and Power. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. The Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

2.2 Purchaser’s Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and iri good standing under the Jaws of the State of Nevada. The Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

2.3 Board Approvals of the Parties. The transactions contemplated by this Agreement, including without limitation the issuance of the Common Share Component and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of both Parties.

2.4 Legend. Certificate(s) representing the Common Share Component will bear a legend to the following effect unless ECGI determines otherwise in compliance with applicable law:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER TIDS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

3.0 lndemnification.

3.1 The Seller hereby indemnifies Purchaser for any loss, cost, expense or other damage suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made in the instant Agreement herein.

3.2 The Purchaser hereby indemnifies Seller for any loss, cost, expense or other damage suffered by Seller resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made in the instant Agreement herein.

4.0 Miscellaneous

4.1 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail with postage prepaid:

— If to the Purchaser, to such person and place as the Purchaser shall furnish to the Seller in writing;

— If to the Seller, to such person and place as the Seller shall furnish to Purchaser in writing.

4.2 Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

4.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

4.4 Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State ofNevada. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Nevada and in no other place.

4.5 No Other Agreements. This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

4.6 Rights are Cumulative. The rights and remedies granted hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of California.

4.7 Waiver. No delay or failure in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

4.8 Survival of Covenants, etc. All covenants, representations, and warranties made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations of such party hereunder have been fully satisfied

4.9 Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

4.10 Amendment. This Agreement or any provision hereof may not be changed, waived terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

4.11 Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

(Signatures on the following page)

IN WITNESS WHEREOF, the Parties hereto, in consideration of the mutual promises contained herein, and such other consideration, agree to be lawfully bound in a manner not inconsistent with the terms and conditions contained herein as of the Effective Date above:

FOR SELLER:

Northern California Holdings, Inc
a Wyoming corporation

By:	/s/ Jimmy Chan
Jimmy Chan, President

FOR PURCHASER:

ECGI Holdings, Inc.
a Nevada corporation

By:	/s/ William Chung
William Chung, CEO

AMENDMENT TO AGREEMENT NAMED “PURCHASE AGREEMENT BY AND BETWEEN: ECGI HOLDINGS, INC. and NORTHERN CALIFORNIA HOLDINGS, INC.”

Recitals:

1.	Whereas, ECGI Holdings, Inc. (herein, “ECGI) and Northern California Holdings, Inc. (herein, “Northern”) signed an agreement (herein, “Purchase Agreement”) on January 20, 2021; and
2.	Whereas, ECGI defaulted on the payment terms and is in debt to Northern; and
3.	Whereas, EROP Enterprises, LLC (herein, “EROP”) has become the purchaser of this debt which was memorialized by the agreement named CLAIM PURCHASE AGREEMENT (herein, “Debt Agreement”) and signed on March 15, 2021; and
4.	Whereas, Section 4.10 of the Purchase Agreement allows for amendments in writing; and
5.	Whereas, ECGI and Northern renegotiated the terms of the Purchase Agreement to match the purchase terms of the Debt Agreement; and
6.	Therefore, ECGI and Northern agree to amend the terms of the Purchase Agreement as follows:

Terms:

1.	Section 1.2 of the Purchase Agreement will be revised so that title shall pass from Seller to Purchaser once payment by EROP is completed.
2.	Section 1.3 of the Purchase Agreement will be revised to no longer include an initial cash payment of $250,000, an additional $350,000, and a final payment of $2,900,000. The entire payment shall be revised to $3,500,000 cash by EROP to Northern from the sale of ECGI stock.

FOR SELLER:

NORTHERN CALIFORNIA HOLDINGS, INC.
a Wyoming corporation

By:	/s/ Jimmy Chan
Jimmy Chan, President

FOR PURCHASER:
ECGI HOLDINGS, INC.
a Nevada Corporation

By:	/s/ William Chung
William Chung, CEO